Exhibit 10.5

Execution Version

AMENDED AND RESTATED TAX SHARING

AGREEMENT

by and among

SAFEWAY INC.

AND ITS AFFILIATES,

and

BLACKHAWK NETWORK HOLDINGS, INC.

AND ITS AFFILIATES,

355 South Grand Avenue

Los Angeles, California 90071-1560

Tel: +1.213.485.1234

www.lw.com

Contact: Samuel Greenberg

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8.02.	Participation of non-Controlling Party	37
8.03.	Notice	37
8.04.	Control of Distribution Tax Proceedings	38

Section 9.	Stock Options and Restricted Stock	39

9.01.	Notices, Withholding, Reporting	39

Section 10.	Miscellaneous Provisions	39

10.01.	Effectiveness	39
10.02.	Cooperation and Exchange of Information	40
10.03.	Dispute Resolution	41
10.04.	Notices	42
10.05.	Changes in Law	43
10.06.	Confidentiality	44
10.07.	Successors	44
10.08.	Affiliates	44
10.09.	Authorization, Etc.	45
10.10.	Entire Agreement	46
10.11.	Applicable Law; Jurisdiction	46
10.12.	Counterparts	44
10.13.	Severability	46
10.14.	No Third Party Beneficiaries	47
10.15.	Waivers, Etc.	47
10.16.	Setoff	47
10.17.	Other Remedies	48
10.18.	Amendment and Modification	48
10.19.	Waiver of Jury Trial	48
10.20.	Interpretations	48

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AMENDED AND RESTATED TAX SHARING AGREEMENT

This AMENDED AND RESTATED TAX SHARING AGREEMENT (this “Agreement”) is entered into effective as of December 30, 2012, by and among Safeway Inc., a Delaware corporation (“Safeway”), each Safeway Affiliate (as defined below), Blackhawk Network Holdings, Inc., a Delaware corporation and currently a majority-owned subsidiary of Safeway (“Blackhawk”), and each Blackhawk Affiliate (as defined below).

RECITALS

WHEREAS, as of the date hereof, Safeway and its direct and indirect domestic subsidiaries are members of an Affiliated Group (as defined below), of which Safeway is the common parent;

WHEREAS, Safeway owns approximately ninety-six percent (96%) of the issued and outstanding Blackhawk common stock;

WHEREAS, Safeway intends to effect (i) the initial public offering by Blackhawk of Blackhawk common stock (the “IPO”) and/or (ii) the secondary offering by Blackhawk of Blackhawk common stock following the initial public offering (the “Secondary Offering”);

WHEREAS, in conjunction with the IPO or the Secondary Offering, Safeway intends to cause Blackhawk to complete the Blackhawk Recapitalization (as defined below);

WHEREAS, Safeway and Blackhawk are parties to that certain Tax Sharing Agreement dated January 1, 2006, as amended on January 19, 2010 (the “Prior Agreement”); and

WHEREAS, in contemplation of the IPO, the parties hereto desire to amend and restate the Prior Agreement with respect to certain tax matters contained therein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1. Definitions.

As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Affiliated Group” means an affiliated group of corporations within the meaning of Section 1504(a) of the Code that files a consolidated return for United States federal Income Tax purposes.

“After Tax Amount” means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant Taxable Period (or portion thereof).

“Agreement” has the meaning set forth in the preamble hereto.

“Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Blackhawk” has the meaning set forth in the preamble hereto.

“Blackhawk Affiliate” means any corporation or other entity directly or indirectly “controlled” by Blackhawk at the time in question, where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.

“Blackhawk Business” means the business and operations conducted by Blackhawk and Blackhawk Affiliates as such business and operations will continue after the IPO Date.

“Blackhawk Business Records” has the meaning set forth in Section 10.02(b) of this Agreement.

“Blackhawk Foreign Income Tax Return” means any Income Tax Return required to be supplied to, or filed with, a non-United States Tax Authority by Blackhawk or a Blackhawk Affiliate.

“Blackhawk Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Blackhawk will be the common parent corporation immediately after a Deconsolidation Event and including any corporation or other entity which may become a member of such group from time to time.

“Blackhawk Recapitalization” means the recapitalization of Blackhawk’s stock structure intended to be completed substantially by the (i) the authorization of two classes of Blackhawk stock, Blackhawk Class A Common Stock and Blackhawk Class B Common Stock, which will be identical in all respects, except that each share of Blackhawk Class B Common Stock will be entitled to more votes per share than each share of Blackhawk Class A Common Stock, and (ii) the conversion of the shares of Blackhawk Class B Common Stock sold in the IPO or Secondary Offering, as applicable, into shares of Blackhawk Class A Common Stock.

“Blackhawk Registration Statement” means the registration statement on Form S-1, originally filed with the United States Securities and Exchange Commission on November 16, 2012 (File No. 377-00047), as so filed and amended.

“Blackhawk Separate Federal Tax Liability” means an amount equal to the Tax liability that Blackhawk and each Blackhawk Affiliate would have incurred if they had filed a Tax Return with respect to United States federal Income Taxes filed on a consolidated basis separate from the members of the Safeway Group, for the relevant Tax period, and such amount shall be computed by Safeway (A) in a manner consistent with (i) general Tax accounting principles,

(ii) the Code and the Treasury regulations promulgated thereunder, and (iii) to the extent allowed by applicable law, past practice, if any, and (B) taking into account any Tax Asset attributable to Blackhawk or any Blackhawk Affiliate arising in any Tax period (for example, for purposes of calculating its R&D credit, Blackhawk shall be entitled to its allocable share of the consolidated R&D credit of the Safeway Group).

“Blackhawk Separate Other Tax Liability” means an amount equal to any and all Income Taxes (other than any United States federal Income Taxes) for a relevant Tax period with respect to or as a result of, assets or activities of Blackhawk and the Blackhawk Affiliates, determined on a “with and without” basis, by calculating the amount of the excess (if any) of (a) the net amount of Taxes shown as due and payable on a Combined Return with respect to such relevant Tax period, as filed, over (b) the net amount of Taxes that would be shown as due and payable on such Combined Return if such Combined Return were recalculated excluding Blackhawk and the Blackhawk Affiliates.

“Blackhawk Transfer Agent” means the financial institution selected by Blackhawk to track the individuals and entities that own Blackhawk stock.

“Carryback Period” has the meaning set forth in Section 4.02 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Return” means any Tax Return with respect to Income Taxes (other than with respect to United States federal Income Taxes) filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein Blackhawk or one or more

Blackhawk Affiliates join in the filing of such Tax Return (for any Taxable Period) with Safeway or one or more Safeway Affiliates.

“Consolidated Return” means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein Blackhawk or one or more Blackhawk Affiliates join in the filing of such Tax Return (for any Taxable Period) with Safeway or one or more Safeway Affiliates.

“Controlling Party” has the meaning set forth in Section 8.01 of this Agreement.

“Deconsolidation Event” means, with respect to Blackhawk and each Blackhawk Affiliate, any event or transaction that causes Blackhawk and/or one or more Blackhawk Affiliates to no longer be eligible to join with Safeway or one or more Safeway Affiliates in the filing of a Consolidated Return or a Combined Return, including, but not limited to, a Distribution.

“Distribution” means any distribution by Safeway of the issued and outstanding shares of Blackhawk common stock (and securities, if any) that Safeway holds at such time to Safeway shareholders and/or securityholders in a transaction intended to qualify as a distribution under Section 355 of the Code.

“Distribution Taxes” means any Taxes imposed on, or increase in Taxes incurred by, Safeway or any Safeway Affiliate, and any Taxes of a Safeway shareholder (or former Safeway shareholder) that are required to be paid or reimbursed by Safeway or any Safeway Affiliate pursuant to a legal determination, provided that Safeway shall have defended itself in any legal proceeding involving Taxes of a Safeway shareholder, (without regard to whether such Taxes are offset or reduced by any Tax Asset, Tax Item, or otherwise) resulting from, or arising in connection with, the failure of a Distribution to qualify as a tax-free transaction under Section 355 of the Code (including any Tax resulting from the application of Section 355(d) or Section 355(e) of the Code to a Distribution) or corresponding provisions of the laws of any other jurisdictions. Any Income Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory corporate Income Tax rate for the relevant Taxable Period. For the avoidance of doubt, Distribution Taxes shall not include any Taxes allocated pursuant to Section 4 of this Agreement.

“Estimated Tax Installment Date” means, with respect to United States federal Income Taxes, the estimated Tax installment due dates prescribed in Section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of an estimated amount of such Tax is required to be made.

“Final Determination” shall mean the final resolution of liability for any Tax for any Taxable Period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any Taxable Period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Income Tax” shall mean any federal, state, local or non-U.S. Tax determined (in whole or in part) by reference to net income, worth, gross receipts or capital, or any Taxes imposed in lieu of such a tax. For the avoidance of doubt, the term “Income Tax” includes any franchise tax or any Taxes imposed in lieu of such a tax.

“Income Tax Return” means any Tax Return relating to any Income Tax.

“Independent Accountant” has the meaning set forth in Section 2.04(b) of this Agreement.

“Independent Firm” has the meaning set forth in Section 10.03 of this Agreement.

“IPO” has the meaning set forth in the recitals hereto.

“IPO Date” means the close of business on the date which the Blackhawk Registration Statement is declared effective by the United States Securities and Exchange Commission.

“IRS” means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“Joint Responsibility Item” means any Tax Item for which the non-Controlling Party’s responsibility under this Agreement could exceed two hundred fifty thousand dollars ($250,000), but not a Sole Responsibility Item.

“Non-Income Tax Return” means any Tax Return relating to any Tax other than an Income Tax.

“Officer’s Certificate” means a letter executed by an officer of Safeway or Blackhawk and provided to Tax Counsel as a condition to the completion of a Tax Opinion or Supplemental Tax Opinion.

“Option” means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including non-qualified stock options, warrants, discounted non-qualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

“Owed Party” has the meaning set forth in Section 7.05 of this Agreement.

“Owing Party” has the meaning set forth in Section 7.05 of this Agreement.

“Payment Period” has the meaning set forth in Section 7.05(e) of this Agreement.

“Post-Deconsolidation Period” means any Taxable Period beginning after the date of a Deconsolidation Event.

“Post-IPO Period” means any Taxable Period beginning after the IPO Date.

“Pre-Deconsolidation Period” means any Taxable Period beginning on or before the date of a Deconsolidation Event.

“Pre-Distribution Period” has the meaning set forth in Section 5.02(a)(ii) of this Agreement.

“Prior Agreement” has the meaning set forth in the preamble hereto.

“Ruling” means (i) any private letter ruling issued by the IRS in connection with a Distribution in response to a request for such a private letter ruling filed by Safeway (or any Safeway Affiliate) prior to the date of a Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to a Distribution.

“Ruling Documents” means (i) the request for a Ruling filed with the IRS, together with any supplemental filings or other materials subsequently submitted on behalf of Safeway, its Subsidiaries and shareholders to the IRS, the appendices and exhibits thereto, and any Ruling issued by the IRS to Safeway (or any Safeway Affiliate) in connection with a Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with a Distribution.

“Safeway” has the meaning set forth in the preamble hereto.

“Safeway Affiliate” means any corporation or other entity directly or indirectly “controlled” by Safeway where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding Blackhawk or any Blackhawk Affiliate.

“Safeway Business” means all of the businesses and operations conducted by Safeway and Safeway Affiliates, excluding the Blackhawk Business, at any time, whether prior to or after the IPO Date.

“Safeway Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Safeway is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the Blackhawk Group.

“Secondary Offering” has the meaning set forth in the preamble hereto.

“Sole Responsibility Item” means any Tax Item for which the non-Controlling Party has the entire economic liability under this Agreement.

“Straddle IPO Period” means any Taxable Period beginning on or before the IPO Date and ending after the IPO Date.

“Supplemental Ruling” means (i) any ruling (other than the Ruling) issued by the IRS in connection with a Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to a Distribution.

“Supplemental Ruling Documents” means (i) the request for a Supplemental Ruling, together with any supplemental filings or other materials subsequently submitted, the appendices and exhibits thereto, and any Supplemental Rulings issued by the IRS in connection with a Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with a Distribution.

“Supplemental Tax Opinion” has the meaning set forth in Section 5.02(c) of this Agreement.

“Taxable Period” means any taxable year or portion thereof beginning on or after the date first written above with respect to which a Consolidated Return is properly filed on behalf of the Safeway Group which includes Blackhawk or, in the case of any Combined Return, any such taxable year or portion thereof with respect to which a Combined Return is filed by Safeway or any Safeway Affiliate which includes Blackhawk or any Blackhawk Affiliate.

“Taxes” means all federal, state, local or non-U.S. taxes, charges, fees, duties, levies, imposts, rates or other assessments, including income, gross receipts, net worth, excise, margin, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, (including any interest, penalties or additions attributable thereto) and a “Tax” shall mean any one of such Taxes.

“Taxpayer” means any taxpayer and its Affiliated Group or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction of which a taxpayer is a member.

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been realized during the Taxable Period in which it has accrued, and that could reduce a Tax in another Taxable Period, including, but not limited to, a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

“Tax Benefit” means a reduction in the Tax liability (or increase in refund or credit or any item of deduction or expense) of a Taxpayer for any Taxable Period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a Taxable Period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Control” means ownership of an amount of equity of a corporation that represents both (i) “control” of that corporation within the meaning of Section 368(c) of the Code and (ii) the “80-percent voting and value test” set forth in Section 1504(a)(2) of the Code.

“Tax Counsel” means a nationally recognized law firm selected by Safeway to provide a Tax Opinion.

“Tax Detriment” means an increase in the Tax liability (or reduction in refund or credit or any item of deduction or expense) of a Taxpayer for any Taxable Period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or incurred from a Tax Item in a Taxable Period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax-Free Status of the Distribution” means the nonrecognition of taxable gain or loss for U.S. federal income tax purposes to the Safeway Group and Safeway’s stockholders in connection with a Distribution.

“Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Opinion” means an opinion issued by Tax Counsel as one of the conditions to completing a Distribution addressing certain United States federal Income Tax consequences of a Distribution under Section 355 of the Code.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

Section 2. Preparation and Filing of Tax Returns.

2.01. Safeway’s Responsibility. Subject to the other applicable provisions of this Agreement, Safeway shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Consolidated Returns and all Combined Returns for any Taxable Period;

(b) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Safeway and/or any Safeway Affiliate for any Taxable Period;

(c) all Income Tax Returns (other than Consolidated Returns, Combined Returns, and Blackhawk Foreign Income Tax Returns) with respect to Blackhawk and/or any Blackhawk Affiliate that are required to be filed (taking into account any extension of time which has been requested or received) on or prior to the IPO Date; and

(d) all Non-Income Tax Returns with respect to Safeway, any Safeway Affiliate, or the Safeway Business or any part thereof for any Taxable Period.

2.02. Blackhawk’s Responsibility. Subject to the other applicable provisions of this Agreement, Blackhawk shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Blackhawk and/or any Blackhawk Affiliate that are required to be filed (taking into account any extension of time which has been requested or received) after the IPO Date;

(b) all Non-Income Tax Returns with respect to Blackhawk, any Blackhawk Affiliate, or the Blackhawk Business or any part thereof for any Taxable Period; and

(c) All Blackhawk Foreign Income Tax Returns (other than Combined Returns) that are required to be filed (taking into account any extension of time which has been requested or received) on or prior to the IPO Date.

2.03. Agent. Subject to the other applicable provisions of this Agreement, Blackhawk hereby irrevocably designates, and agrees to cause each Blackhawk Affiliate to so designate, Safeway as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Safeway, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01 of this Agreement.

2.04. Manner of Tax Return Preparation.

(a) Unless otherwise required by a Taxing Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with (1) this Agreement, (2) any Tax Opinion,

(3) any Supplemental Tax Opinion, (4) any Ruling, and (5) any Supplemental Ruling. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such returns under this Agreement.

(b) Safeway shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 2.01 of this Agreement, to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions shall be requested, (3) the elections that will be made by Safeway, any Safeway Affiliate, Blackhawk, and/or any Blackhawk Affiliate on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside parties to prepare and/or review such Tax Returns; provided, however, that Safeway shall consult with Blackhawk prior to changing any method of accounting if such action would solely impact Blackhawk or Blackhawk Affiliates. In the case of any Consolidated Return or Combined Return with respect to a Straddle IPO Period or a Post-IPO Period that results in a Blackhawk Separate Federal Tax Liability or a Blackhawk Separate Other Tax Liability in excess of one hundred thousand dollars ($100,000), Safeway shall provide to Blackhawk a pro forma draft of the portion of such Tax Return that relates to the Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability, as the case may be, and a statement showing in reasonable detail Safeway’s calculation of the Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability (including copies of all worksheets and other materials used in preparation thereof), as applicable, at least twenty-one (21) days prior to the due date (taking into account any applicable extensions) for the filing of such Tax Return for Blackhawk’s review and comment. Blackhawk shall provide its comments to Safeway at least ten (10) days prior to the due date (taking into account any applicable extensions) for the filing of such Tax Return. In the case of a dispute regarding the reporting of any Tax Item on such Tax Return or the requesting of a change of method of accounting which would solely impact Blackhawk or Blackhawk Affiliates, which the parties cannot resolve, Safeway and Blackhawk shall jointly retain a nationally recognized accounting firm that is mutually agreed upon by Safeway and Blackhawk (the “Independent Accountant”) to determine whether the proposed reporting of Safeway or Blackhawk is more appropriate. If Safeway and Blackhawk are unable to agree, the Independent Accountant shall be Deloitte Tax LLP. The relevant Tax Item shall be reported in the manner that the Independent Accountant determines is more appropriate, and such determination shall be final and binding on Safeway and Blackhawk. If Blackhawk has not provided its comments on the pro forma draft of the portion of the Tax Return, or in the case of a dispute regarding the reporting of any Tax Item, such dispute has not been resolved by the due date (taking into account any applicable extension) for the filing of any Tax Return, Safeway shall file such Tax Return reporting all Tax Items in the manner as originally set forth on the pro forma draft of the portion of the Tax Return provided to Blackhawk; provided, however, that Safeway agrees that it will thereafter file an amended Tax Return, if necessary, reporting any disputed Tax Item in the manner determined by the Independent Accountant, and any other Tax Item as agreed upon by Safeway and Blackhawk. The fees and expenses incurred in retaining the Independent Accountant shall be borne equally by Safeway and Blackhawk, except that if the Independent Accountant determines that the proposed reporting of the disputed Tax Item(s) submitted to the Independent Accountant for its determination by a party is frivolous, has not been asserted in good faith or for which there is not substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Accountant shall be borne by such party.

(c) Information. Blackhawk shall timely provide, in accordance with Safeway’s internal tax return calendar, which will be provided to Blackhawk on a rolling one-year schedule, all information necessary for Safeway to prepare all Tax Returns and compute all estimated Tax payments (for purposes of Section 7.01 of this Agreement). If Blackhawk does not meet these deadlines, the Section 2.04(b) notice period to Blackhawk shall be waived.

Section 3. Liability for Taxes.

3.01. Blackhawk’s Liability for Taxes. Blackhawk and each Blackhawk Affiliate shall be jointly and severally liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by Blackhawk, any Blackhawk Affiliate, or the Blackhawk Business with respect to such Taxes:

(a) all Taxes with respect to Tax Returns described in Section 2.01(a) of this Agreement to the extent that such Taxes are related to (i) the Blackhawk Separate Federal Tax Liability, (ii) the Blackhawk Separate Other Tax Liability, or (ii) the Blackhawk Business, for any Taxable Period;

(b) all Taxes with respect to Tax Returns described in Section 2.01(c) of this Agreement;

(c) all Taxes with respect to Tax Returns described in Section 2.02 of this Agreement; and

(d) all Taxes imposed by any Taxing Authority with respect to the Blackhawk Business, Blackhawk or any Blackhawk Affiliate (other than in connection with the required filing of a Tax Return described in Sections 2.01(a), 2.01(c) or 2.02 of this Agreement) for any Taxable Period.

3.02. Safeway’s Liability for Taxes. Safeway shall be liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by Safeway, any Safeway Affiliate, or the Safeway Business with respect to such Taxes:

(a) except as provided in Section 3.01(a) of this Agreement, all Taxes with respect to Tax Returns described in Section 2.01(a) of this Agreement;

(b) all Taxes with respect to Tax Returns described in Sections 2.01(b) or 2.01(d) of this Agreement; and

(c) all Taxes imposed by any Taxing Authority with respect to Safeway, any Safeway Affiliate, or the Safeway Business (other than in connection with the required filing of a Tax Return described in Sections 2.01(a), 2.01(b) or 2.01(d) of this Agreement) for any Taxable Period.

3.03. Taxes, Refunds and Credits. Notwithstanding Sections 3.01 and 3.02 of this Agreement, (i) Safeway shall be liable for all Taxes incurred by any person with respect to the Safeway Business for all Taxable Periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes, and (ii) Blackhawk and each Blackhawk Affiliate shall be jointly and severally liable for all Taxes incurred by any person with respect to the Blackhawk Business for all Taxable Periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes. Nothing in this Agreement shall be construed to require compensation, by payment, credit, offset or otherwise, by Safeway (or any Safeway Affiliate) to Blackhawk (or any Blackhawk Affiliate) for any loss, deduction, credit or other Tax attribute arising in connection with, or related to, Blackhawk, any Blackhawk Affiliate, or the Blackhawk Business, that is shown on, or otherwise reflected with respect to, any Tax Return described in Section 2.01 of this Agreement; provided, however, that in the event that the Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability with respect to a particular Taxable Period is less than zero, Safeway shall pay to Blackhawk an amount equal to the Tax Benefit that the Safeway Group actually recognizes as a result of the Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability being less than zero for such Taxable Period.

3.04. Payment of Tax Liability. If one party is liable or responsible for Taxes, under Sections 3.01 through 3.03 of this Agreement, with respect to Tax Returns for which another party is responsible for filing, or with respect to Taxes that are paid by another party, then the liable or responsible party shall pay the Taxes (or a reimbursement of such Taxes) to the other party pursuant to Section 7.05 of this Agreement.

3.05. Computation. Safeway shall provide Blackhawk with a written calculation in reasonable detail (including, upon reasonable request, copies of all work sheets and other materials used in preparation thereof) setting forth the amount of any Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability, or estimated Blackhawk Separate Federal Tax Liability or estimated Blackhawk Separate Other Tax Liability (for purposes of Section 7.01 of this Agreement) and any Taxes related to the Blackhawk Business. Blackhawk shall have the right to review and comment on such calculation. Any dispute with respect to such calculation shall be resolved pursuant to Section 10.03 of this Agreement; provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability, or estimated Blackhawk Separate Federal Tax Liability or estimated Blackhawk Separate Other Tax Liability be paid later than the date provided in Section 7 of this Agreement.

Section 4. Deconsolidation Events.

4.01. Tax Allocations.

(a) Allocation of Tax Items. In the case of a Deconsolidation Event, all Tax computations for (1) any Pre-Deconsolidation Periods ending on the date of the Deconsolidation Event and (2) the immediately following Taxable Period of Blackhawk or any Blackhawk Affiliate, shall be made pursuant to the principles of Treasury Regulation Section 1.1502-76(b) (or of a corresponding provision under the laws of other jurisdictions), as reasonably determined by Safeway, taking into account all reasonable suggestions made by Blackhawk with respect thereto.

(b) Allocation of Tax Assets. In the case of a Deconsolidation Event, Safeway and Blackhawk shall cooperate in determining the allocation of any Tax Assets among Safeway, each Safeway Affiliate, Blackhawk, and each Blackhawk Affiliate. The parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to the legal entity that is required under Section 3 of this Agreement to bear the liability for the Tax associated with such Tax Asset, or in the case where no party is required hereunder to bear such liability, the party that incurred the cost or burden associated with the creation of such Tax Asset.

4.02. Carrybacks.

(a) Net Operating Losses. In the case of a Deconsolidation Event, notwithstanding any other provision of this Agreement, Blackhawk hereby expressly agrees to elect (under Section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state, local or non-U.S. Tax law, and including Treasury Regulation Section 1.1502-21T(b)(3)) to relinquish any right to carryback net operating losses to any Pre-Deconsolidation Periods of Safeway (in which event no payment shall be due from Safeway to Blackhawk in respect of such net operating losses).

(b) Other. In the case of a Deconsolidation Event, Safeway agrees to pay to Blackhawk the Tax Benefit from the use in any Pre-Deconsolidation Period (the “Carryback Period”) of a carryback of any Tax Asset of the Blackhawk Group from a Post-Deconsolidation Period (other than a carryback of any Tax Asset attributable to Distribution Taxes for which the liability is borne by Safeway or any Safeway Affiliate).

If subsequent to the payment by Safeway to Blackhawk of the Tax Benefit of a carryback of a Tax Asset of the Blackhawk Group, there shall be a Final Determination which results in a decrease (1) to the amount of the Tax Asset so carried back or (2) to the amount of such Tax Benefit, Blackhawk shall repay to Safeway any amount which would not have been payable to Blackhawk pursuant to this Section 4.02(a) had the amount of the benefit been determined in light of these events. Nothing in this Section 4.02(a) shall require Safeway to file an amended Tax Return or claim for refund of Income Taxes; provided, however, that Safeway shall use its reasonable efforts to use any carryback of a Tax Asset of the Blackhawk Group that is carried back under this Section 4.02(a).

4.03. Continuing Covenants.

Each of Safeway (for itself and each Safeway Affiliate) and Blackhawk (for itself and each Blackhawk Affiliate) agrees (1) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, (2) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other party or any other adverse effect to such party, and (3) to use their reasonable best efforts to conclude any into any other agreements necessary to carry out the intent of this Section 4. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

Section 5. Distribution Taxes.

5.01. Liability for Distribution Taxes. Although neither party has any plan or intent to effectuate a Distribution, the parties have set forth how certain Tax matters with respect to a Distribution would be handled in the event that, as a result of changed circumstances, a Distribution is pursued at some future time.

(a) Safeway’s Liability for Distribution Taxes. In the event of a Distribution, notwithstanding Sections 3.01 through 3.03 of this Agreement, Safeway and each Safeway Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(i) any action or omission by Safeway (or any Safeway Affiliate) inconsistent with any information, covenant, representation, or material related to Safeway, any Safeway Affiliate, or the Safeway Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure by Safeway (or any Safeway Affiliate) to Blackhawk (or any Blackhawk Affiliate) of any action or fact that is inconsistent with any information, covenant, representation, or material submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling

shall not relieve Safeway (or any Safeway Affiliate) of liability under this Agreement);

(ii) any action or omission by Safeway (or any Safeway Affiliate) after the date of a Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code ) occurring on or prior to the date of a Distribution) including a cessation, transfer to affiliates or disposition of the active trades or businesses of Safeway (or any Safeway Affiliate), stock buyback or payment of an extraordinary dividend;

(iii) any acquisition of any stock or assets of Safeway (or any Safeway Affiliate) by one or more other persons (other than Blackhawk or a Blackhawk Affiliate) prior to or following a Distribution; or

(iv) any issuance of stock by Safeway (or any Safeway Affiliate), or change in ownership of stock in Safeway (or any Safeway Affiliate).

(b) Blackhawk’s Liability for Distribution Taxes. In the event of a Distribution, notwithstanding Sections 3.01 through 3.03 of this Agreement, Blackhawk and each Blackhawk Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(i) any action or omission by Blackhawk (or any Blackhawk Affiliate) after a Distribution at any time, that is inconsistent with any information,

covenant, representation, or material related to Blackhawk, any Blackhawk Affiliate, or the Blackhawk Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure by Blackhawk (or any Blackhawk Affiliate) to Safeway (or any Safeway Affiliate) of any action or fact that is inconsistent with any information, covenant, representation, or material submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve Blackhawk (or any Blackhawk Affiliate) of liability under this Agreement);

(ii) any action or omission by Blackhawk (or any Blackhawk Affiliate) after the date of a Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code ) occurring on or prior to the date of a Distribution) including a cessation, transfer to affiliates or disposition of the active trades or businesses of Blackhawk (or any Blackhawk Affiliate), stock buyback or payment of an extraordinary dividend;

(iii) any acquisition of any stock or assets of Blackhawk (or any Blackhawk Affiliate) by one or more other persons (other than Safeway or any Safeway Affiliate) prior to or following a Distribution; or

(iv) any issuance of stock by Blackhawk (or any Blackhawk Affiliate) after a Distribution, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants, or change in ownership of stock in Blackhawk (or any Blackhawk Affiliate) after a Distribution.

(c) Joint Liability for Remaining Distribution Taxes. Safeway shall be liable for fifty percent (50%) and Blackhawk and each Blackhawk Affiliate shall be jointly and severally liable for fifty percent (50%) of any Distribution Taxes not otherwise allocated by Sections 5.01(a) or (b) of this Agreement.

5.02. Continuing Covenants.

(a) Blackhawk Restrictions.

(i) Blackhawk agrees that, so long as a Distribution could, in the reasonable discretion of Safeway, be effectuated, Blackhawk will not knowingly take or fail to take, or permit any Blackhawk Affiliate to knowingly take or fail to take, any action that could reasonably be expected to preclude Safeway’s ability to effectuate a Distribution. In the event of a Distribution, Blackhawk agrees that (1) it will take, or cause any Blackhawk Affiliate to take, any action reasonably requested by Safeway in order to enable Safeway to effectuate a Distribution and (2) it will not take or fail to take, or permit any Blackhawk Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any information, covenant, representation, or material that relates to facts or matters related to Blackhawk (or any Blackhawk Affiliate) or within the control of Blackhawk and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (except where such information, covenant, representation, or material was not previously disclosed to Blackhawk) other than as permitted by Section 5.02(c) of this Agreement. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. In the event of a Distribution, Blackhawk agrees that it will not take (and it will cause the Blackhawk Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with such Distribution qualifying under Section 355 of the Code.

(ii) Notwithstanding any other provision of this Agreement for the period from the IPO Date until the date on which a Distribution is consummated (the “Pre-Distribution Period”), Blackhawk shall not take any action (such action to include, without limitation, the granting of restricted stock awards and the issuance of Blackhawk stock (whether upon the exercise by the holders of any stock options or convertible securities issued by Blackhawk or otherwise)) during the Pre-Distribution Period without the prior written consent of Safeway if, as a result of such action, Safeway would or would reasonably be expected to cease to have Tax Control of Blackhawk unless, prior to Blackhawk taking such action Safeway has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve both Safeway’s Tax Control of Blackhawk and the Tax-Free Status of the Distribution, that such action will not jeopardize either Safeway’s Tax Control of Blackhawk or the Tax-Free Status of

the Distribution. In furtherance of the foregoing provisions of this Section 5.02(a)(ii), Blackhawk shall be permitted to grant stock options and restricted stock awards to its employees which have been approved by the compensation committee of the board of directors of Blackhawk only so long as (i) Blackhawk repurchases in the open market sufficient shares of issued and outstanding Blackhawk stock prior to the date such stock options are exercised or become transferable or such restricted stock awards are granted (or deemed granted) to ensure that Safeway will not cease to have Tax Control of Blackhawk at any time during the Pre-Distribution Period, (ii) Blackhawk provides Safeway with prior written notification of the procedures taken by Blackhawk to comply with its obligations described in clause (i) above, including substantiation that the appropriate number of Blackhawk shares have been repurchased, and (iii) Safeway approves of such procedures in writing (which approval shall not be unreasonably withheld). All of the restrictions on Blackhawk contained in this Section 5.02(a)(ii) shall apply to Blackhawk during the Pre-Distribution Period. In furtherance of Blackhawk’s covenants under this Section 5.02(a)(ii), Blackhawk shall instruct the Blackhawk Transfer Agent not to issue or deliver certificates representing, or other evidence of ownership of, newly issued shares of Blackhawk stock during the Pre-Distribution Period without the prior written consent of Safeway. Blackhawk hereby agrees that during the Pre-Distribution Period, (i) the Safeway stock administration group will administer or oversee the administration of all issuances of shares of Blackhawk stock (whether pursuant to stock options exercises, the granting of restricted stock awards, or otherwise) to ensure that Safeway will not fail to have Tax Control of Blackhawk at any time during the Pre-Distribution Period and (ii) all grants of options, restricted stock awards and other issuances of similar instruments by Blackhawk during the Pre-Distribution Period shall include provisions to the effect that the grant or exercise of such option, award or other instrument shall be void AB INITIO if the effect of such grant or exercise (whether alone or when aggregated with other issuances of Blackhawk stock) would cause or would reasonably be expected to cause Safeway to fail to have Tax Control of Blackhawk at any time during the Pre-Distribution Period.

(b) Safeway Restrictions. In the event of a Distribution, Safeway agrees that it will not take or fail to take, or permit any Safeway Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Safeway (or any Safeway Affiliate) or within the control of Safeway and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. In the event of a Distribution, Safeway agrees that it will not take (and it will cause the Safeway Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with such Distribution qualifying under Section 355 of the Code.

(c) Certain Blackhawk Actions Following a Distribution. In the event of a Distribution, Blackhawk agrees that, during the two (2) year period following a

Distribution, without first obtaining, at Blackhawk’s own expense, either a supplemental opinion from Tax Counsel that such action will not result in Distribution Taxes (a “Supplemental Tax Opinion”) or a Supplemental Ruling that such action will not result in Distribution Taxes, unless in any such case Safeway and Blackhawk agree otherwise, Blackhawk shall not (1) sell all or substantially all of the assets of Blackhawk or any Blackhawk Affiliate, (2) merge Blackhawk or any Blackhawk Affiliate with another entity, without regard to which party is the surviving entity, (3) transfer any assets of Blackhawk in a transaction described in Section 351 (other than a transfer to a corporation which files a Consolidated Return with Blackhawk and which is wholly-owned, directly or indirectly, by Blackhawk) or subparagraph (C) or (D) of Section 368(a)(1) of the Code, (4) issue stock of Blackhawk or any Blackhawk Affiliate (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering (other than any compensatory related issuances as described in Treasury Regulation Section 1.355-7(e)(i)), or (5) facilitate or otherwise participate in any acquisition of stock in Blackhawk that would result in any shareholder owning five percent (5%) or more of the outstanding stock of Blackhawk. Blackhawk (or any Blackhawk Affiliate) shall only undertake any of such actions after Safeway’s receipt of such Supplemental Tax Opinion or Supplemental Ruling and pursuant to the terms and conditions of any such Supplemental Tax Opinion or Supplemental Ruling or as otherwise consented to in writing in advance by Safeway. The parties hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 5.02(c), from time to time, by mutual agreement, to (i) add certain actions to the list contained herein, or (ii) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after the date of this Agreement.

(d) Notice of Specified Transactions. Not later than twenty (20) days prior to entering into any oral or written contract or agreement, and not later than twenty (20) days after it first becomes aware of any negotiations, plan or intention (regardless of whether it is a party to such negotiations, plan or intention), regarding any of the transactions described in paragraph (c), Blackhawk shall provide written notice of its intent to consummate such transaction or the negotiations, plan or intention of which it becomes aware, as the case may be, to Safeway.

(e) Blackhawk Cooperation. Blackhawk agrees that, at the request of Safeway, Blackhawk shall cooperate fully with Safeway to take any action necessary or reasonably helpful to effectuate a Distribution, including seeking to obtain, as expeditiously as possible, a Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling. Such cooperation shall include the execution of any documents that may be necessary or reasonably helpful in connection with obtaining any Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling (including any (i) power of attorney, (ii) Officer’s Certificate, (iii) Ruling Documents, (iv) Supplemental Ruling Documents, and/or (v) reasonably requested written representations confirming that (a) Blackhawk has read the Officer’s Certificate, Ruling Documents, and/or Supplemental Ruling Documents and (b) all information and representations, if any, relating to Blackhawk, any Blackhawk Affiliate or the Blackhawk Business contained therein are true, correct and complete in all material respects).

(f) Earnings and Profits. Safeway will advise Blackhawk in writing of any decrease in Safeway earnings and profits attributable to a Distribution under Section 312(h) of the Code on or before the first anniversary of a Distribution; provided, however, that Safeway shall provide Blackhawk with estimates of such amounts (determined in accordance with past practice) prior to such anniversary as reasonably requested by Blackhawk.

Section 6. Indemnification.

6.01. In General. Safeway and each member of the Safeway Group shall jointly and severally indemnify Blackhawk, each Blackhawk Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Safeway or any Safeway Affiliate is liable under this Agreement and any losses, costs, damages or expenses, including reasonable attorneys’ fees and out-of-pocket costs, that are attributable to, or result from, the failure of Safeway, any Safeway Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. Blackhawk and each member of the Blackhawk Group shall jointly and severally indemnify Safeway, each Safeway Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Blackhawk or any Blackhawk Affiliate is liable under this Agreement and any losses, costs, damages or expenses, including reasonable attorneys’ fees and out-of-pocket costs, that are attributable to, or result from, the failure of Blackhawk, any Blackhawk Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.

6.02. Inaccurate or Incomplete Information. Safeway and each member of the Safeway Group shall jointly and severally indemnify Blackhawk, each Blackhawk Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other documented expense of any kind attributable to the failure of Safeway or any Safeway Affiliate in supplying Blackhawk or any Blackhawk Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return. Blackhawk and each member of the Blackhawk Group shall jointly and severally indemnify Safeway, each Safeway Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other documented expense of any kind attributable to the failure of Blackhawk or any Blackhawk Affiliate in supplying Safeway or any Safeway Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

6.03. No Indemnification for Tax Items. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of Safeway, any Safeway Affiliate, Blackhawk or any Blackhawk Affiliate. In addition, for the avoidance of doubt, for purposes of determining any amount owed between the parties hereto, all such determinations shall be made without regard to any financial accounting tax asset or liability or other financial accounting items.

Section 7. Payments.

7.01. Estimated Tax Payments. Not later than twenty-five (25) business days after each Estimated Tax Installment Date with respect to a Taxable Period for which a Consolidated Return or a Combined Return will be filed, Safeway shall provide Blackhawk with (i) a written notice setting forth the amount payable by Blackhawk in respect of any estimated Blackhawk Separate Federal Tax Liability or estimated Blackhawk Separate Other Tax Liability, as applicable, that Blackhawk otherwise would have been required to pay to a Taxing Authority on such Estimated Tax Installment Date and (ii) a computation of such amount (pursuant to Section 3.05 of this Agreement). Blackhawk shall pay to Safeway on behalf of the Blackhawk Group an amount equal to the amount of any such estimated Blackhawk Separate Federal Tax Liability or estimated Blackhawk Separate Other Tax Liability, as applicable, in accordance with Section 7.05 of this Agreement.

7.02. True-Up Payments. Not later than twenty (20) business days after receipt of any Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability computation pursuant to Section 3.05 of this Agreement, Blackhawk shall pay to Safeway, or Safeway shall pay to Blackhawk, as appropriate, an amount equal to the difference, if any, between the Blackhawk Separate Federal Tax Liability or the Blackhawk Separate Other Tax Liability, as applicable, and the aggregate amount paid by Blackhawk with respect to such period under Section 7.01 of this Agreement.

7.03. Redetermination Amounts . In the event of a redetermination of any Tax Item reflected on any Consolidated Return or Combined Return (other than Tax Items relating to Distribution Taxes), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which in any such case would affect the Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability, Safeway shall prepare a revised pro forma Tax Return in accordance with Section 2.04(b) of this Agreement for the relevant Taxable Period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. Blackhawk shall pay to

Safeway, or Safeway shall pay to Blackhawk, as appropriate, an amount equal to the difference, if any, between the Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability, as applicable, reflected on such revised pro forma Tax Return and the Blackhawk Separate Federal Tax Liability or the Blackhawk Separate Other Tax Liability, as applicable, for such period as originally computed pursuant to this Agreement.

7.04. Payments of Refunds, Credits and Reimbursements. If one party receives a refund or credit of any Tax to which the other party is entitled pursuant to Section 3.03 of this Agreement, the party receiving such refund or credit shall pay to the other party the amount of such refund or credit pursuant to Section 7.05 of this Agreement. If one party pays a Tax with respect to which the other party is liable of responsible pursuant to Sections 3.01 through 3.03 of this Agreement, then the liable or responsible party shall pay to the other party the amount of such Tax pursuant to Section 7.05 of this Agreement.

7.05. Payments Under This Agreement. In the event that one party (the “Owing Party”) is required to make a payment to another party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Section 7.05.

(a) In General. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within thirty (30) days after delivery of written notice of payment owing together with a computation of the amounts due.

(b) Treatment of Payments. Unless otherwise required by any Final Determination, the parties agree that any payments made by one party to another party pursuant to this Agreement (other than (i) payments for the Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability for any Post-Deconsolidation Period, (ii) payments of interest pursuant to Section 7.05(e) of this Agreement, and (iv) payments of After Tax Amounts pursuant to Section 7.05(d) of this Agreement) shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Deconsolidation Event and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

(c) Prompt Performance. All actions required to be taken (including payments) by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

(d) After Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 7.05(e) of this Agreement) is subject to any Tax, the party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 7.05(e) of this Agreement on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. A party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After

Tax Amount with respect to such payment. Blackhawk’s liability for any and all payments of the Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability for any Post-Deconsolidation Period shall be increased by the After Tax Amount with respect to such payment and decreased by the corresponding Tax Benefit, if any, attributable to such Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability.

(e) Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which due.

Section 8. Tax Proceedings.

8.01. In General. Except as otherwise provided in this Agreement, (i) with respect to Tax Returns described in Sections 2.01(a), 2.01(b), or 2.01(d) of this Agreement, Safeway and (ii) with respect to Tax Returns described in Sections 2.01(c) or 2.02 of this Agreement, Blackhawk (in either case, the “Controlling Party”), shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Safeway, any Safeway Affiliate, Blackhawk, and/or any Blackhawk Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Controlling Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Controlling Party.

8.02. Participation of non-Controlling Party. Except as otherwise provided in Section 8.04 of this Agreement, the non-Controlling Party shall have control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Sole Responsibility Item. Except as otherwise provided in Section 8.04 of this Agreement, the Controlling Party and the non-Controlling Party shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Joint Responsibility Item. Except as otherwise provided in Section 8.04 of this Agreement, the Controlling Party shall not settle any Audit it controls concerning a Tax Item on a basis that would reasonably be expected to adversely affect the non-Controlling Party by at least two hundred fifty thousand dollars ($250,000) without obtaining such non-Controlling Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed if failure to consent would adversely affect the Controlling Party.

8.03. Notice. Within ten (10) business days after a party becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such party shall give prompt notice to the other party of such issue (such notice shall contain factual information, to the extent known, describing any asserted tax liability in reasonable detail), and shall promptly forward to the other party copies of all notices and material communications with any Taxing Authority relating to such issue. Notwithstanding any provision in Section 10.15 of this Agreement to the contrary, if a party to this Agreement fails to provide the other party notice as required by this Section 8.03, and the failure results in a detriment to the other party then any amount which the other party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

8.04. Control of Distribution Tax Proceedings. In the event of a Distribution, Safeway shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Safeway, any Safeway Affiliate, Blackhawk, and/or any Blackhawk Affiliate in any Audits relating to Distribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided, however, that Safeway shall not settle any such audit with respect to Distribution Taxes with a Taxing Authority that would reasonably be expected to result in a material Tax cost to Blackhawk or any Blackhawk Affiliate, without the prior consent of Blackhawk, which consent shall not be unreasonably withheld, conditioned or delayed. Safeway’s rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item; provided, however, that to the extent that Blackhawk is obligated to bear at least fifty percent (50%) of the liability for any Distribution Taxes under Section 5.01 of this Agreement, Safeway and Blackhawk shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment. Blackhawk may assume sole control of any Audits relating to Distribution Taxes if it acknowledges in writing that it has sole liability for any Distribution Taxes under Section 5.01 of this Agreement that might arise in such Audit and can demonstrate to the reasonable satisfaction of Safeway that it can satisfy its liability for any such Distribution Taxes. If Blackhawk is unable to demonstrate to the reasonable satisfaction of

Safeway that it will be able to satisfy its liability for such Distribution Taxes, but acknowledges in writing that it has sole liability for any Distribution Taxes under Section 5.01 of this Agreement, Blackhawk and Safeway shall have joint control over the Audit.

Section 9. Stock Options and Restricted Stock.

9.01. Notices, Withholding, Reporting.

(a) Safeway Notice Obligation. Safeway shall promptly notify Blackhawk of any post-IPO Date event giving rise to income to any Blackhawk Group employees or former employees in connection with exercises of Options to purchase shares of Safeway stock or the lapse of any restrictions with respect to shares of Safeway stock subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code). If required by the Tax law, Blackhawk shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith.

(b) Blackhawk Notice Obligation. Blackhawk shall promptly notify Safeway of any post-IPO Date event giving rise to income to any Safeway Group employees or former employees in connection with exercises of Options to purchase shares of Blackhawk stock or the lapse of any restrictions with respect to shares of Blackhawk stock subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code). If required by the Tax law, Safeway shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith.

Section 10. Miscellaneous Provisions.

10.01. Effectiveness. This Agreement shall become effective as of December 30, 2012.

10.02. Cooperation and Exchange of Information.

(a) Cooperation. Blackhawk and Safeway shall each cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from another party for information and materials not otherwise available to the requesting party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement or in connection with the determination of a liability for Taxes or a right to a refund of Taxes. Such cooperation shall include:

(i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of copies of all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax Proceeding, or the filing of a Tax Return or refund claim by a member of the Safeway Group or the Blackhawk Group, including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied; and

(iii) the use of the party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b) Retention of Records. Any party that is in possession of documentation of Safeway (or any Safeway Affiliate) or Blackhawk (or any Blackhawk Affiliate) relating to the Blackhawk Business, including books, records, Tax Returns and all supporting schedules and information relating thereto (the “Blackhawk Business Records”) shall retain such Blackhawk Business Records for a period of seven (7) years following the IPO Date. Thereafter, any party wishing to dispose of Blackhawk Business Records in its possession (after the expiration of the applicable statute of limitations), shall provide written notice to the other party describing the documentation proposed to be destroyed or disposed of sixty (60) business days prior to taking such action. The other party may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

10.03. Dispute Resolution. In the event that Safeway and Blackhawk disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, Safeway and Blackhawk shall jointly retain a nationally recognized law or accounting firm, which firm is independent of both parties (the “Independent Firm”), to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Firm, Safeway and Blackhawk shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by Safeway and Blackhawk, except that if the Independent Firm determines that the position advanced by either party is frivolous, has not been asserted in good faith or for which there is not substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Firm shall be borne by such party. Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 10.03 shall not be applicable to any disagreement between the parties relating to Distribution Taxes and any such dispute shall be settled in a court of law or as otherwise agreed to by the parties.

10.04. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of ten (10) business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to Safeway or any Safeway Affiliate, to:

Safeway Inc.

5918 Stoneridge Mall Road

Pleasanton, CA 94588

Fax: 925-467-3270

Attention: Robert Edwards, President and CFO

With a copy to:

Safeway Inc. – Legal

5918 Stoneridge Mall Road

Pleasanton, CA 94588

Fax: 925-467-3231

Attention: General Counsel

If to Blackhawk or any Blackhawk Affiliate, to:

Blackhawk Network Holdings, Inc.

5918 Stoneridge Mall Road

Pleasanton, CA 94588

Fax: 925-226-9083

Attention: Chief Financial Officer

With a copy to:

Blackhawk Network Holdings, Inc.

Legal Department

5918 Stoneridge Mall Road

Pleasanton, CA 94588

Fax: 925-226-9083

Attention: General Counsel

Either party may, by written notice to the other parties, change the address or the party to which any notice, request, instruction or other documents is to be delivered.

10.05. Changes in Law.

(a) Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

(b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

10.06. Confidentiality. Each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 10.06. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

10.07. Successors. This Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

10.08. Affiliates. Safeway shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Safeway Affiliate, and Blackhawk shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Blackhawk Affiliate; provided, however, that, if it is contemplated that an Safeway Affiliate may cease to be an Safeway Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Safeway Group to the shareholders of Safeway, then (a) Blackhawk shall execute a release of such Safeway Affiliate from its obligations under this Agreement effective as of such transfer provided that Safeway shall have confirmed in writing its obligations and the obligations of its remaining Safeway Affiliates with respect to their own obligations and the obligations of the departing Safeway Affiliate and that such departing Safeway Affiliate shall have executed a release of any rights it may have against Blackhawk or any Blackhawk Affiliate by reason of this Agreement, or (b) Safeway shall acknowledge in writing no later than thirty (30) days prior to such cessation that it shall bear one hundred percent (100%) of the liability for the obligations of Safeway and each Safeway Affiliate (including the departing Safeway Affiliate) under this Agreement. If at any time Blackhawk shall, directly or indirectly, obtain beneficial ownership of more than fifty percent (50%) of the total combined voting power of any other entity, Blackhawk shall cause such entity to become a party to this Agreement by executing together with Safeway an agreement in substantially the same form as set forth in Schedule 1 and such entity shall have all rights and obligations of an Blackhawk Affiliate under this Agreement.

10.09. Authorization, Etc.. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

10.10. Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior tax sharing agreements between Safeway (or any Safeway Affiliate) and Blackhawk (or any Blackhawk Affiliate) (including, but not limited to, the Prior Agreement) and such prior tax sharing agreements shall have no further force and effect. If, and to the extent, the provisions of this Agreement conflict with any agreement entered into in connection with a Distribution or another Deconsolidation Event, the provisions of this Agreement shall control.

10.11. Applicable Law; Jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) AGREES THAT THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND ALL DISPUTES, CONTROVERSIES OR CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, EXCLUDING ANY CONFLICTS OF LAW RULES AND (ii) TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND OF THE FEDERAL COURTS SITTING IN THE STATE OF CALIFORNIA.

10.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

10.13. Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void,

or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

10.14. No Third Party Beneficiaries. This Agreement is solely for the benefit of Safeway, the Safeway Affiliates, Blackhawk and the Blackhawk Affiliates. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

10.15. Waivers, Etc.. No failure or delay on the part of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

10.16. Setoff. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

10.17. Other Remedies. Blackhawk recognizes that any failure by it or any Blackhawk Affiliate to comply with its obligations under Section 5 of this Agreement would, in the event of a Distribution, result in Distribution Taxes that would cause irreparable harm to Safeway, Safeway Affiliates, and their stockholders. Accordingly, Safeway shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Safeway is entitled at law or in equity.

10.18. Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

10.19. Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

10.20. Interpretations. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties have executed this Agreement on the dates accompanying their respective signatures, but effective as of December 30, 2012.

SAFEWAY INC.
on behalf of itself and each of the Safeway Affiliates

By:	/s/ Robert A. Gordon
Name:	Robert A. Gordon
Title:	Senior Vice President
Dated:	2/12/13

BLACKHAWK NETWORK HOLDINGS, INC. on behalf of itself and each of the Blackhawk Affiliates

By:	/s/ Jerry Ulrich
Name:	Jerry Ulrich
Title:	Senior Vice President and Chief Financial Officer
Dated:	2/7/13

SCHEDULE 1

WHEREAS, Blackhawk Network Holdings, Inc., a Delaware corporation (“Blackhawk”), owns, directly or indirectly, [all/fifty percent (50%) or more] of the outstanding stock or interests in the undersigned;

WHEREAS, the undersigned is not a party to that certain Amended and Restated Tax Sharing Agreement, dated as of [—], by and among Safeway, each Safeway Affiliate, Blackhawk and each Blackhawk Affiliate (as defined therein) (the “Agreement”); and

WHEREAS, the undersigned, Safeway and Blackhawk desire to have the undersigned become a party to the Agreement and to have all rights and obligations of a party to the Agreement.

NOW, THEREFORE, in consideration of mutual obligations and undertakings contained in the Agreement, the parties agree that the undersigned shall become a party to the Agreement and shall have all rights and obligations of a party to the Agreement.

IN WITNESS WHEREOF, the parties have executed this agreement on the dates accompanying their respective signatures, but effective as of             .

SAFEWAY INC.

By:
Title:
Dated:

BLACKHAWK NETWORK HOLDINGS, INC.

By:
Title:
Dated:

[NAME]

By:
Title:

Dated: